Exhibit 10.13

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”) is made and entered into this 30th day of June 2009, effective March 31, 2009 (the “Effective Date”), between RAAM Global Energy Company (“RAAM Global”), a Delaware Corporation whose address is 1537 Bull Lea Road, Suite 200, Lexington, Kentucky 40511 and Ram Development, LLC (“Ram Development”) a Delaware Limited Liability Company whose address is 1537 Bull Lea Road, Suite 200, Lexington, Kentucky 40511 (RAAM Global and Ram Development are hereby sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.” RAAM Exploration LLC (“RAAM Exploration”) shall be a party to the Agreement solely for the purpose of acknowledging the termination of the December 2004 Agreement (as hereinafter defined).

RECITALS

WHEREAS, RAAM Global entered into an Exploration Agreement with RAAM Exploration dated December 1, 2004 (“December 2004 Agreement”) in which RAAM Exploration acquired certain participation rights to acquire working interests in prospects developed by RAAM Global’s two operating subsidiaries, Century Exploration New Orleans Inc, and Century Exploration Houston Inc. (hereinafter referred to together as the “RAAM Subsidiaries”). A copy of the December 2004 Agreement is attached hereto as Exhibit “A”;

WHEREAS, on July 1, 2008, RAAM Exploration assigned its rights pursuant to the December 2004 Agreement to RAM Development effective January 1, 2008;

WHEREAS, simultaneous with such assignment, RAAM Global and RAM Development entered into a new and revised Exploration Agreement dated July 1, 2008, effective January 1, 2008 (“Ram Development 2008 Agreement”), the intention of which was to supersede the December 2004 Agreement. A copy of the Ram Development 2008 Agreement is attached hereto as Exhibit “B”; and

WHEREAS, to accomplish certain business objectives, the Parties now desire to terminate the Ram Development 2008 Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and intending to be legally bound, the Parties hereby agree as follows:

I.	TERMINATION OF EXPLORATION AGREEMENTS AND THE RELINQUISHMENT OF WORKING INTEREST

As of the Effective Date, the Ram Development 2008 Agreement shall be terminated and of no further affect.

As a consequence of such termination, Ram Development shall relinquish its participation rights in the following properties and prospects as of the Effective Date:

	PROSPECT	LOCATION	LEASE

a)	Proved Producing Properties:

	Lima	Lake Salvador	SL-19201
	Spinel	West Cameron Block 366	OCS-G-31304
	Ruby	West Cameron Block 366	OCS-G-31304
	Jupiter	Breton Sound Block 45	SL 19050

b)	Proved Undeveloped Properties:

	Flatt’s Guitar	Ewing Banks Block 920	OCS-G-32293

c)	Exploration Prospects:

	Heron	Ship Shoal Block 150	OCS-G-0419
	Beryl	Vermillion Block 44	OCS-G-33078
	Zircon	West Cameron Block 260, 261	OCS-G 33049
OCS-G 33050
	Chickory	West Cameron Block 64	OCS-G-32101
	Fluorite	West Cameron Block 352	OCS-G 33054
	Coffee	West Cameron Block 101	OCS-G-32105
	Oyster	Vermillion Blocks 79, 80	OCS-G-32137
OCS-G-32138

II.	RAM DEVELOPMENT CARRIED INTEREST

The RAAM Subsidiaries shall pay for all the costs (including drilling, completion, hook-up and development) attributable to a twenty five percent (25%) working interest to be assigned to Ram Development in those prospects and wells set forth below. The decision to drill a well(s) on each prospect and the timing of the drilling and development shall be at the sole discretion of RAAM Global. If, for any reason, one or more of the prospects set forth below are not drilled or developed, the RAAM Subsidiaries shall not be obligated to drill or develop additional prospects for the benefit of RAM Development.

PROSPECT	LOCATION	LEASE

Emerald	West Cameron Block 350, 351, 345	OCS-G 33052
OCS-G 33053
OCS-G 33051
Amber	West Cameron Block 371, 380	OCS-G 33055
OCS-G 33056
Akula (Water Flood)	Jasper County, TX
Dory	Jasper County, TX
Nemo	Jasper and Hardin Counties, TX
Oscar	Jasper County, TX

RAM Development shall pay its proportional share of operating costs (including non-geologic workovers) and abandonment costs of each well and production facility, which cost shall be billed monthly through the normal joint interest billing processes established by RAAM Global.

III.	MISCELLANOUS TERMS AND PROVISIONS

A. Modification of Agreement. This Agreement may be modified by the Parties hereto only by a written supplemental agreement executed by all appropriate Parties.

B. Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing, and if sent by certified mail, overnight delivery service or by facsimile with an acknowledgement of receipt at the addresses above, or to such address as the parties may specify, in writing, from time to time.

C. Waiver of Contractual Right. The failure of any Party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

D. Titles. The titles of the sections herein are for convenience of reference only and are not to be considered in construing this Agreement.

E. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.

F. Entire Agreement. This Agreement contains the entire agreement of the Parties in regard to the subject matter contained herein, and supersedes any prior written agreements between the Parties.

G. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

H. Applicable Law. Notwithstanding the effect of any conflicts of laws principles, this Agreement shall be construed with and governed by the laws and jurisprudence of the State of Kentucky.

I. Power and Authority to Enter into this Agreement. Each of the Parties warrants and represents to each of the other Parties as follows:

(i) that it has the power and is authorized to enter into and perform this Agreement and the transactions contemplated by this Agreement;

(ii) the execution, delivery and performance of this Agreement by it, and the transactions contemplated by this Agreement, will not violate (i) any provision of its organizational documents; (ii) any material agreement or instrument to which it is a party or by which it or any of the leases or wells are bound; (iii) any judgment, order, ruling, or decree applicable to it as a party in interest; and/or (iv) any law, rule or regulation applicable to it relating to the Leases;

(iii) this Agreement constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms and provisions and all applicable laws, rules and regulations;

(iv) the person executing this Agreement on its behalf has the legal and required authority to execute this Agreement.

J. RAAM Exploration Acknowledgement. RAAM Exploration acknowledges that the December 2004 Agreement has been terminated and is no longer in force or effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

RAAM Global Energy Company

By:	/s/ Jeff Craycraft
Jeff Craycraft
Chief Financial Officer

RAM Development, LLC

By:	/s/ Howard A. Settle
Howard A. Settle
Manager/President

RAAM Exploration, LLC

By:	/s/ David Stetson
David Stetson
Manager/President